Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2026, relating to the financial statements of Tigo Energy, Inc. appearing in the Annual Report on Form 10-K of Tigo Energy, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Jose, California
September 8, 2026